Exhibit 10.1

December 3, 2020

Robert Normile

c/o Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245

Dear Bob,

This letter (“Letter Agreement”) memorializes our discussions with respect to your separation of employment (the “Separation”) from Mattel, Inc. (the “Company”) effective as of such date in April 2021 as shall be determined by the Company (such date, the “Termination Date”) and your employment with the Company through the Termination Date. This Letter Agreement also serves as a “Notice of Termination” pursuant to Section 15 of the Mattel, Inc. Executive Severance Plan (as amended, the “Severance Plan”); and, you specifically acknowledge and agree that the requirement in Section 2(f) of the Severance Plan that the Termination Date be no more than fifteen (15) days after the actual receipt of the Notice of Termination is hereby waived.

Service through the Termination Date. You will remain in your role as the Company’s Executive Vice President, Chief Legal Officer and Secretary, reporting to the Chief Executive Officer of the Company through December 31, 2020. Thereafter, you will cease to serve as the Company’s Executive Vice President, Chief Legal Officer and Secretary and as an executive officer of the Company, and, effective as of January 1, 2021, you will be employed on a full-time basis in the position of Executive Advisor through the Termination Date (the period commencing on January 1, 2021 through the Termination Date, the “Transition Period”). Effective as of the Termination Date, your employment as Executive Advisor and as an employee of the Company and its affiliates shall terminate. In your capacity as Executive Advisor, you will report to the Company’s Chief Executive Officer, and will assist and cooperate with the Company with respect to the transition of the position of Chief Legal Officer of the Company. During the Transition Period, the Company shall continue to pay you a base salary in the amount of $600,000 per annum, payable in accordance with the Company’s normal payroll practices, and you will continue at your current participation level in the Mattel Incentive Plan for purposes of the amount payable to you under Section 3(b)(iv) of the Severance Plan. You hereby acknowledge and agree that neither your change in position (including ceasing to serve as Executive Vice President, Chief Legal Officer and Secretary of the Company) nor the appointment or hiring of a new Chief Legal Officer of the Company constitutes a termination of your employment for, or an event giving rise to, “good reason” for purposes of the Severance Plan or any other plan or arrangement between you and the Company. You and the Company further acknowledge and agree that: (i) the Severance Plan and the participation letter, dated June 30, 2009, between you and the Company relating to the Severance Plan (the “Participation Letter”) will remain in full effect through your Termination Date; (ii) nothing in this Letter Agreement alters or changes the at-will employment relationship that exists between you and the Company; and (iii) the length of the Transition Period is subject to change as determined by the Company.

Resignation from All Positions. You agree to tender your resignation from any and all positions you occupy as an officer of the Company or of any direct or indirect subsidiary of the Company no later than December 31, 2020 by signing the resignation letter in the form of Exhibit A to this Letter Agreement and returning it to me.

Severance Payments and Benefits under the Severance Plan and Retirement Benefits under the SERP. Provided that, during the Transition Period, you continue to perform your job duties in good faith and within the expectations of the position, and you remain in good standing through the Termination Date, your Separation as of the Termination Date will constitute (i) a “Covered Termination” for purposes of the Severance Plan, (ii) an “Involuntary Termination” for purposes of the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (the “SERP”), and (iii) an “Involuntary Retirement” for purposes of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan. Accordingly, in connection with the Separation, you will be entitled to the severance payments and benefits set forth in Section 3(b) of the Severance Plan (the “Severance Benefits”) and the retirement benefits set forth in Section 5.2 of the SERP (the “Retirement Benefits”), provided that (i) if your employment is terminated for any reason other than a Covered Termination prior to the Termination Date (e.g., if you resign without good reason prior to the end of the Transition Period or if your employment is terminated by the Company for Cause (as defined in the Severance Plan)), you will not be eligible to receive the Severance Benefits under the Severance Plan; and (ii) if your employment is terminated by the Company for Cause (as defined in the SERP) prior to the Termination Date, you will not be eligible to receive the Retirement Benefits under the SERP. You acknowledge and agree that your right to receive the Severance Benefits is subject to all of the terms and conditions of the Severance Plan, the Participation Letter and the Mattel, Inc. Compensation Recovery Policy (the “Compensation Recovery Policy”), including the release requirement in the Participation Letter and your obligations under Section 7 of the Severance Plan, and your right to receive the Retirement Benefits under the SERP is subject to all of the terms and conditions of the SERP and the Compensation Recovery Policy, including the forfeiture and recapture provisions set forth in Section 5.6 of the SERP. You further acknowledge and agree that the Severance Plan, your Participation Letter, the SERP and the Compensation Recovery Policy remain in full effect and that this Letter Agreement shall not interfere with or restrict the right of the Company to discharge you for Cause (as defined in the Severance Plan and/or the SERP, as applicable). The Termination Date shall be the “Date of Termination” for purposes of the Severance Plan and the “Determination Date” for purposes of the SERP.

Cooperation. Following the Termination Date, you agree to cooperate fully with the Company and its subsidiaries and affiliates in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while you were employed by the Company. Such cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at times and locations reasonably acceptable to you and the Company; executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, with reasonable advance notice; testifying truthfully; and taking such other actions as may reasonably be requested by of the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that you may have at the time of the request. The Company agrees to reimburse you for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with your obligation to cooperate with the Company for which you have obtained prior written approval from the Company, and the Company shall pay you $500.00 per hour for any services performed by you at the request of the Company pursuant to this paragraph.

Full Agreement. This Letter Agreement, the Severance Plan, the Participation Letter, the SERP, the Release (as defined in the Participation Letter), the Compensation Recovery Policy and the Employee Confidentiality and Inventions Agreement, dated on or about January 26, 2016, by and between you and the Company (collectively, the “Agreements”) constitute the full understanding of you and the Company with respect to the Separation. Without limiting the generality of the foregoing, you expressly acknowledge and agree that except as specifically set forth in the Agreements, you are not entitled to receive any severance pay or benefits from the Company and its affiliates.

Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The claims procedures and dispute resolution provisions of the Severance Plan and/or the SERP, as applicable, shall apply to this Letter Agreement.

Miscellaneous. This Letter Agreement may be amended, modified or changed only by a written instrument executed by you and the Company. The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

You have been and remain a valuable part of the business. We are counting on your help through this transition. Please feel free to reach out to Amy Thompson with any questions.

Sincerely,

Mattel, Inc.

By:	/s/ Ynon Kreiz
Ynon Kreiz
Chief Executive Officer

Acknowledged and Agreed:

/s/ Robert Normile
Robert Normile

Exhibit A

Date:

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245

Re:	Resignation from director and/or officer positions with Mattel and its subsidiaries

Ladies and Gentlemen:

I hereby resign from any position I occupy as an officer of Mattel, Inc. and/or as a director or officer of any direct or indirect subsidiary of Mattel, Inc., effective as of December 31, 2020.

Very truly yours,

Signature:

Name: Robert Normile